AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

TRANSAMERICA LIFE INSURANCE COMPANY (hereinafter the “Company”), an Iowa corporation, each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III, VARIABLE INSURANCE PRODUCTS FUND IV, and VARIABLE INSURANCE PRODUCTS FUND V, each an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each referred to hereinafter as the “Fund”)., and FIDELITY DISTRIBUTORS COMPANY LLC (hereinafter the “Underwriter” or “FDC”), a Massachusetts corporation, entered into a certain participation agreement dated December 1, 2000 and October 10, 2005 (collectively, the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of August 1, 2024 (the “Effective Date”), by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth on Schedule A to the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company intends to purchase shares of the portfolios of the Fund (the “Portfolios”) on behalf of each Account to fund the variable annuity and/or life insurance contracts (the “Variable Contracts”) identified on Schedule A of the Participation Agreement to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”), unless such Account is exempt from registration thereunder;

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-1 under the 1940 Act (“Rule 30e-1” or “the Rule”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-1 to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by the Rule; and

WHEREAS, the Company cannot host such website in compliance with Rule 30e-1 unless the Fund prepares and makes available certain Fund documents and materials that are specified in the Rule;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Required Materials for Website Posting.

(a)

Required Materials. The Fund and/or the Underwriter shall make available the following “Required Materials,” as specified in item 27(A) of Form N-1A and Rule 30e-1 of the Investment Company Act of 1940:

(i)	Annual and Semi-Annual Tailored Shareholder Report;

(1)	Annual and Semi-Annual Disclosures required by Items 7-11 of Form N-CSR

(ii)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters

(iii)	Additional Information:

(1)	Summary Prospectus, if available

(2)	Statutory Prospectus

(3)	Statement of Additional Information (if requested)

(4)	Proxy Voting Information as required under Item 17(f) of Form N1-A

(b)

Format of Required Materials. The Fund and the Underwriter shall ensure the Required Materials are made available to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper by the date Required Materials are required to be posted by Rule 30e-1.

2.

Content of Required Materials. Company may access the Required Material via https://fundresearch.fidelity.com/prospectus/sec as it may be changed by the Fund or Underwriter from time to time; provided, that the Fund or Underwriter shall provide the Company with as much notice as reasonably practicable prior to any change of the specified website. The Fund and the Underwriter shall be responsible for the content of the Required Materials.

3.	Provision of Required Materials for Paper Delivery. The Fund and the Underwriter shall:

(a)	At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the Required Materials as set forth in Section 1(a) above. Such Company requests shall be fulfilled reasonably promptly.

(b)

Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide the Required Materials in electronic format so that the Company can arrange for the Required Materials to be printed for distribution pursuant to Sections 4 and 5 of this Agreement.

4.

Delivery of Paper Copy Upon “Ad Hoc” Request. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (b) of Rule 30e-1.

5.

Investor Elections to Receive Future Fund Reports in Paper. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper.

6.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-1 under the 1940 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

Except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

7.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

The Company:

TRANSAMERICA LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By: /s/ Ben Wadsley
Print Name: Ben Wadsley
Title: Head of Product and Pricing

The Fund:

VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III, VARIABLE INSURANCE PRODUCTS FUND IV, and VARIABLE INSURANCE PRODUCTS FUND V

By: /s/ Colm Hogan
Print Name: Colm Hogan
Title: Authorized Signatory

The Underwriter:

FIDELITY DISTRIBUTORS COMPANY LLC

By: /s/ Robert Bachman
Print Name: Robert Bachman
Title: EVP

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